Filed Pursuant to Rule 424(b)(3)
Registration No. 333-278584

PROSPECTUS

Ventyx Biosciences, Inc.

11,174,000 Shares of Common Stock

Offered by the Selling Stockholders

This prospectus covers the offer and resale from time to time of up to 11,174,000 shares of our common stock, par value $0.0001 per share, by the selling stockholders identified in this prospectus, including their transferees, pledgees or donees or their respective successors. The shares of common stock offered by the selling stockholders consist of 11,174,000 shares that were sold and issued to the selling stockholders in a private placement pursuant to a stock purchase agreement, dated March 6, 2024, which closed on March 11, 2024.

The selling stockholders identified in this prospectus may offer the shares of common stock pursuant to this prospectus from time to time through public or private transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 13. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 8.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of such shares. We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

You should carefully read this prospectus and any amendments or supplements accompanying this prospectus, together with any documents incorporated by reference herein or therein, before you make your investment decision.

The selling stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their common shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

Our common stock is currently listed on The Nasdaq Global Select Market under the symbol “VTYX.” On April 3, 2024, the last reported sale price of our common stock was $5.18 per share.

Investing in our securities involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 4 of this prospectus as well as the “Risk Factors” information included in our most recent report on Form 10-K or Form 10-Q, as applicable (under Part I, Item 1A of Form 10-K or Part II, Item 1A of Form 10-Q), which is incorporated by reference in this prospectus, before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2024.

i

ABOUT THIS PROSPECTUS

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus. The selling stockholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

Neither we nor the selling stockholders have authorized any person to provide you any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders hereunder may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The selling stockholders may use this prospectus to sell up to an aggregate of 11,174,000 shares of common stock from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Before purchasing any securities, you should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

Information contained in this prospectus concerning the market and the industry in which we compete, including our market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by us based on such sources and our knowledge of the markets for our services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable; however, we have not verified the accuracy or completeness of third-party data. The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the risk factors incorporated herein in the sections entitled “Risk Factors-Risks Related to Our Business and Risks Related to Our Common Stock” and elsewhere in this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “Ventyx Biosciences, Inc.,” “we,” “our” and “us” refer, collectively, to Ventyx Biosciences, Inc., a Delaware corporation, and its subsidiaries taken as a whole.

Company Overview

We are a clinical-stage biopharmaceutical company developing a pipeline of novel small molecule product candidates to address a range of inflammatory diseases with significant unmet need. We leverage the substantial experience of our team in immunology to identify important new targets and to develop differentiated therapeutics against these targets. Our clinical product candidates address therapeutic indications with substantial commercial opportunity for novel small molecules.

In the first quarter of 2024, we completed a Phase 1 trial in healthy volunteers of VTX3232, our novel CNS-penetrant peripheral-targeted NOD-like receptor protein 3 (NLRP3) inflammasome inhibitor. VTX3232 was well-tolerated with no dose-limiting toxicities identified. We expect to initiate a Phase 2a trial of VTX3232 in patients with early Parkinson’s disease during the second half of 2024. We also expect to initiate a Phase 2a trial of VTX3232 in subjects with obesity and certain additional risk factors for cardiovascular disease during the second half of 2024. In addition, in the first quarter of 2024, we announced positive results from a Phase 2 trial for VTX2735, our novel peripheral NLRP3 inhibitor, in cryopyrin-associated periodic syndrome (CAPS) patients. We plan to evaluate VTX2735 in cardiovascular diseases with an initial focus on the secondary prevention of major adverse cardiovascular events (MACE) and recurrent pericarditis.

In addition, we are conducting a Phase 2 trial of VTX958, a selective allosteric tyrosine kinase type 2 (TYK2) inhibitor, in moderately to severely active Crohn’s disease, for which we expect to report topline results in the middle of 2024. Finally, we are developing VTX002, a sphingosine 1 phosphate receptor (S1P1R) modulator for the treatment of moderately to severely active ulcerative colitis (UC). In the fourth quarter of 2023, we announced positive results from the Phase 2 trial of VTX002 in patients with moderately to severely active UC. Activities are underway to prepare for a Phase 3 trial of VTX002 in UC. We intend to identify a partner or other source of non-dilutive financing to support the pivotal Phase 3 trial of VTX002 in UC.

Corporate Information

We were incorporated in Delaware on November 21, 2018. Until February 2021, we focused primarily on developing our product candidate, VTX958, which we acquired from Vimalan Biosciences. In February 2021, we acquired all of the issued and outstanding equity of each of Oppilan Pharma Ltd. (“Oppilan”), including its lead candidate VTX002, and Zomagen Biosciences Ltd. (“Zomagen”), including its lead candidate VTX2735, and following such acquisitions, each of Oppilan and Zomagen became our wholly owned subsidiaries. Although we acquired these product candidates, each candidate was developed by one or more members of our management team. Our principal executive offices are located at 12790 El Camino Real, Suite 200, San Diego, CA 92130. Our telephone number is (760) 593-4832. Our website address is http://www.ventyxbio.com. Information contained on, or that can be accessed through, the website is not incorporated by reference into this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

We use Ventyx, the Ventyx logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities.

Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Private Placement and Stock Purchase Agreement

On March 6, 2024, we entered into a stock purchase agreement for a private placement with certain qualified institutional buyers and institutional accredited investors. Pursuant to the stock purchase agreement, we agreed to sell to the purchasers 11,174,000 shares of our common stock, par value $0.0001 per share, at an offering price of $8.95 per share. The gross proceeds of the private placement were approximately $100.0 million, before deducting placement agent fees and other expenses. The private placement closed on March 11, 2024.

In connection with the private placement, we entered into a registration rights agreement with the purchasers, dated March 6, 2024, providing for the registration of the offer and resale of the shares that are not then registered on an effective registration statement, pursuant to a registration statement to be filed with the SEC on or prior to April 10, 2024 (30 days after the closing of the private placement). We have agreed to keep such registration statement continuously effective from the date on which the SEC declares the registration statement to be effective until such date that all registrable securities (as defined in the registration rights agreement) covered by the registration statement have been sold pursuant to a registration statement under the Securities Act or under Rule 144 as promulgated by the SEC under the Securities Act.

THE OFFERING

Common stock offered by selling stockholders	11,174,000 shares.

Offering Price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Risk factors	See the section titled “Risk Factors” included in, and the risk factors incorporated by reference in this prospectus, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq trading symbol	“VTYX”

The selling stockholders named in this prospectus may offer and sell up to 11,174,000 shares of our common stock. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of common stock issued to the selling stockholders in the private placement, respectively, as described above. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, and the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, together with all other information included or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities and Exchange Act of 1934 (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement, before making an investment decision. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, financial condition, operating results, cash flows and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to This Offering.

The number of shares being registered for sale is significant in relation to the number of outstanding shares of our Common Stock.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholders. Upon registration of the shares of common stock offered hereunder, 11,174,000 shares of the common stock registered hereunder may be resold in the public market immediately without restriction. These shares represent a large number of shares of our common stock, and if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement or free writing prospectus and our SEC filings that are incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and such statements are subject to the “safe harbor” created by those sections. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our expectations regarding our product candidates and their related benefits;

•	the anticipated timing of releasing data for any current or future clinical trials;

•	the anticipated timing of commencement, enrollment, and completion of any current or future clinical trials for our product candidates;

•	the timing or likelihood of regulatory filings or other actions and related regulatory authority responses;

•	our beliefs regarding the perceived benefits and limitations of competing products, and the future of competing products and our industry;

•	details regarding our strategic vision and product candidate pipeline;

•	our beliefs regarding the success, cost and timing of our development activities and current and future clinical trials, including study design;

•	disruptions in the supply chain, including raw materials needed for manufacturing, animals used in research, delays in site activations and enrollment of clinical trials;

•	any impact of the military conflicts in Ukraine or the Middle East or the imposition of sanctions against certain countries as a result thereof;

•	the ability and willingness of third parties to engage in research and development activities on our behalf involving our product candidates, and our ability to leverage those activities;

•	our expectations regarding the ease of administration associated with our product candidates;

•	our expectations regarding the patient compatibility associated with our product candidates;

•	our beliefs regarding the potential markets for our product candidates and our ability to serve those markets;

•	the ability to obtain and maintain regulatory approval of any of our product candidates, and any related restrictions, limitations and/or warnings in the label of any approved product candidate;

•	our ability to commercialize any approved products;

•	the rate and degree of market acceptance of approved products, if any;

•	our ability to attract and retain key personnel;

•	the accuracy of our estimates regarding our future revenue, operating expenses, capital requirements and needs for additional financing;

•	the sufficiency of our existing cash, cash equivalents and marketable securities to fund our future operating expenses and capital expenditure requirements;

•	our ability to obtain funding for our operations, including funding necessary to complete further development and any commercialization of our product candidates;

•

our ability to obtain, maintain, protect and enforce intellectual property protection for our product candidates and not infringe, misappropriate or otherwise violate the intellectual property of others; and

•	regulatory developments in the United States and foreign countries.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in the “Risk Factors” section, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by us from time to time with the SEC. See “Where You Can Find More Information” beginning on page 17 of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS

This prospectus covers the offer and resale or other disposition of up to 11,174,000 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. These shares consist of 11,174,000 shares of common stock that were issued to the selling stockholders in the private placement. See “Prospectus Summary— Private Placement and Stock Purchase Agreement.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholders as of March 11, 2024. The information in the table below with respect to the selling stockholders has been obtained from the respective selling stockholders. The selling stockholders may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution” as may be supplemented and amended from time to time. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares.

The number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares of our common stock beneficially held by such selling stockholder as of March 11, 2024, (ii) the number of shares of our common stock that may be offered under this prospectus, and (iii) the number and percentage of our common stock beneficially owned by the selling stockholders assuming all of the shares of our common stock registered hereunder are sold. The table below and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. The percentages of shares owned after the offering are based on 70,499,201 shares of common stock outstanding as of April 3, 2024, which includes the outstanding shares of common stock offered by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Being Offered (1)	Shares of Common Stock to be Beneficially Owned After Offering (2)
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Entities affiliated with Farallon Capital Management, L.L.C. (3)	3,167,500	4.5%	2,790,000	377,500	*	%
Entities affiliated with Redmile Group, LLC (4)	2,177,703	3.1%	2,000,000	177,703	*	%
Cormorant Global Healthcare Master Fund, LP (5)	1,420,000	2.0%	1,420,000	0	*	%
Citadel CEMF Investments Ltd. (6)	2,178,000	3.1%	2,178,000	0	*	%
Octagon Investments Master Fund LP (7)	2,391,114	3.4%	890,000	1,501,114	2.1%
Point72 Associates, LLC (8)	2,190,733	3.1%	838,000	1,352,733	1.9%
Deerfield Partners, L.P. (9)	3,296,355	4.7%	838,000	2,458,944	3.5%
Entities affiliated with Columbia Management Investment Advisers, LLC (10)	220,000	* %	220,000	0	*	%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

The number of shares of our common stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus.

(2)

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because, except as set forth elsewhere in this prospectus, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)

The 2,790,000 shares that are the subject of this resale registration statement are held directly by the Farallon Funds (as defined below), as follows: (i) Farallon Capital Partners, L.P. (“FCP”) holds 560,511 shares; (ii) Farallon Capital Institutional Partners, L.P. (“FCIP”) holds 496,899 shares; (iii) Farallon Capital Institutional Partners II, L.P. (“FCIP II”) holds 108,252 shares; (iv) Four Crossings Institutional Partners V, L.P. (“FCIP V”) holds 80,352 shares; (v) Farallon Capital Offshore Investors II, L.P. (“FCOI II”) holds 1,170,684 shares; (vi) Farallon Capital (AM) Investors, L.P. (“FCAMI”) holds 62,496 shares; and (vii) Farallon Capital F5 Master I, L.P. (“F5 MI” and, together with the entities listed in (i) to (v) (vi) above, the “Farallon Funds”) holds 310,806 shares. Farallon Partners, L.LC., a Delaware limited liability company (the “Farallon General Partner”), as the general partner of each of FCP, FCIP, FCIP II, FCOI II and FCAMI, may be deemed a beneficial owner of the shares held by FCP, FCIP, FCIP II, FCOI II and FCAMI. Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), as the general partner of FCIP V, may be deemed a beneficial owner of the shares held by FCIP V. Farallon F5 (GP), L.L.C. (the “F5 General Partner”), a Delaware limited liability company, as the general partner of F5 MI, may be deemed a beneficial owner of the shares held by F5 MI. Each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”), as a senior managing member or managing member, as the case may be, of the Farallon General Partner, and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5 General Partner, in each case with the power to exercise investment discretion, may be deemed a beneficial owner of all such shares held by the Farallon Funds. Each of the Farallon General Partner, the FCIP V General Partner, the F5 General Partner, and the Farallon Managing Members hereby disclaims any beneficial ownership of such shares. The address of each of the entities and individuals referenced in this note is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(4)

The 2,000,000 shares of common stock that are the subject of this resale registration statement consist of the following: (i) 38,541 shares of common stock held directly by Map 20 Segregated Portfolio, a segregated portfolio of LMA SPC, (ii) 294,191 shares of common stock held directly by Redmile Capital Fund, LP, (iii) 287,631 shares of common stock held directly by Redmile Capital Offshore Master Fund, Ltd., (iv) 977,900 shares of common stock held directly by Redmile Strategic Long Only Trading Sub, Ltd., and (v) 401,737 shares of common stock held directly by Redmile Strategic Trading Sub, Ltd. (collectively, the entities listed in (i) to (v) above, the “Redmile Funds”). Redmile Group, LLC (“Redmile”) is the investment manager/adviser to the Redmile Funds and, in such capacity, exercises voting and investment power over all of the shares held by the Redmile Funds and may be deemed to be the beneficial owner of these shares of common stock. Jeremy C. Green serves as the managing member of Redmile and may be deemed to be the beneficial owner of these shares. Redmile and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Suite D3-300, San Francisco, CA 94129.

(5)

The 1,420,000 shares of common stock that are the subject of this resale registration statement are held by Cormorant Global Healthcare Master Fund, LP (the “Cormorant Master Fund”). Cormorant Global Healthcare GP, LLC (“Global GP”) serves as the general partner of Cormorant Master Fund. Cormorant Asset Management, LP serves as the investment manager to Cormorant Master Fund. Bihua Chen serves as the managing member of Global GP and Cormorant Asset Management, LP. Each of Global GP, Cormorant Asset Management, LP and Ms. Chen disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The principal address for the entities/individuals listed above is 200 Clarendon Street 52nd Floor, Boston, Massachusetts 02116.

(6)

The 2,178,000 shares of common that are the subject of this resale registration statement are held by Citadel CEMF Investments Ltd. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors LLC. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the shares covered by this registration statement. This disclosure is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.

(7)

The 890,000 shares of common that are the subject of this resale registration statement are held by Octagon Investments Master Fund LP. Octagon Capital Advisors LP is the investment manager of Octagon Investments Master Fund LP. Ting Jia, Ph.D. is the founder, managing member and chief investment officer of Octagon Capital Advisors LP. By virtue of such relationships, Dr. Jia and Octagon Capital Advisors LP may be deemed to have voting and investment power of the shares held by Octagon Investments Master Fund LP. Each of Dr. Jia and Octagon Capital Advisors LP disclaims beneficial ownership of the shares held by Octagon Investments Master Fund LP, except to the extent of his or its pecuniary interest therein, if any. The address for each of Dr. Jia, Octagon Capital Advisors and Octagon Investments Master Fund LP is 654 Madison Avenue, 21st Floor, New York, NY 10065.

(8)

The 838,000 shares of common that are the subject of this resale registration statement are held by Point72 Associates, LLC (the “Point72 Associates”). Pursuant to an investment management agreement, Point72 Asset Management, L.P. (“Point72 Asset Management”) maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates reflected herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities. The address for Point72 Associates is c/o Point72 Asset Management, 72 Cummings Point Road, Stamford, CT 06902.
(9)

The general partner of Deerfield Partners, L.P. is Deerfield Mgmt, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Partners, L.P. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Each of Deerfield Management Company, L.P., Deerfield Mgmt, L.P. and Mr. Flynn may be deemed to beneficially own the securities held by Deerfield Partners, L.P. The principal business address of Deerfield Partners, L.P. is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(10)

The 220,000 shares of common that are the subject of this resale registration statement consist of the following: (i) 107,096 shares of common stock held directly by Seligman Tech Spectrum Offshore Fund (Columbia) (the “STS Offshore Fund”), and (ii) 112,904 shares of common stock held directly by Seligman Tech Spectrum (Master) Fund (the “STS Master Fund”). Columbia Management Investment Advisers, LLC serves as investment manager to the STS Offshore Fund and STS Master Fund. Paul Wick, the portfolio manager of the STS Offshore Fund and STS Master Fund, may be deemed to have voting and investment control over the common stock held by the STS Offshore Fund and STS Master Fund. The business address of STS Offshore Fund, STS Master Fund, Columbia Management Investment Advisers, LLC and Paul Wick is 290 Congress Street, Boston, MA 02210.

DESCRIPTION OF CAPITAL STOCK

The description of our capital stock is incorporated by reference to Exhibit  4.3 to our Annual Report on Form 10-K for the fiscal year ended December  31, 2023, filed with the SEC on February 27, 2024.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute in kind for no consideration or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	a combination of any such methods of sale or distribution; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a further prospectus supplement or an amendment to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.01

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements of the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date that all the shares covered by this prospectus cease to be Registrable Securities.

LEGAL MATTERS

The validity of the shares of the common stock offered in this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California. Certain members of, and investment partnerships comprised of members of, and person associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, directly or indirectly own less than 0.1% of the outstanding shares of our common stock.

EXPERTS

The consolidated financial statements of Ventyx Biosciences, Inc. appearing in Ventyx Biosciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Ventyx Biosciences, Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is http://www.ventyxbio.com. The contents on our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Securities Act and under the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024;

•

the sections of our definitive proxy statement on Schedule 14A for the 2024 Annual Meeting of Stockholders, filed with the SEC on April 25, 2024, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December  31, 2023, filed with the SEC on February 27, 2024;

•	our Current Reports on Form 8-K filed with the SEC on March 7, 2024, March 11, 2024, and April 5, 2024; and

•	the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K filed with the SEC on March 24, 2022, including any amendment or report updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any current report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus. You may also access this information on our website at https://www.ventyxbio.com by viewing the “SEC Filings” subsection of the “Investors & News” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Ventyx Biosciences, Inc.

12790 El Camino Real, Suite 200

San Diego, CA 92130

Attn: Investor Relations

(760) 593-4832

11,174,000 Shares of Common Stock

Ventyx Biosciences, Inc.

PROSPECTUS

April 29, 2024